Exhibit 10.01

EXECUTION COPY

Loan Agreement

between

NIL FUNDING CORPORATION

and

GAS NATURAL INC.

dated as of

April 15, 2016

i

ii

iii

Loan Agreement

This Loan Agreement (this "Agreement"), dated as of April 15, 2016, is entered into between Gas Natural Inc., an Ohio corporation (the "Borrower"), and NIL Funding Corporation, a Delaware limited liability company (the "Lender").

For and in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

Definitions and Interpretation

Section 1.01         Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

"Affiliate" as to the borrower, means any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, the Borrower. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person, or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

"Anti-terrorism Law" means any Requirement of Law related to money laundering or financing terrorism including the PATRIOT Act, The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) (also known as the "Bank Secrecy Act"), the Trading With the Enemy Act (50 U.S.C. § 1 et seq.) and Executive Order 13224 (effective September 24, 2001).

"Asset Sale" means any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by Section 7.05) that yields gross proceeds to the Borrower (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $2 million.

"Bankruptcy Code" means Title 11 of the United States Code, as amended from time to time, or any similar federal or state law for the relief of debtors.

"Base Rate" for any day, means seven and one-half percent (7.5%) per annum.

"Blocked Person" means any Person that (a) is publicly identified on the most current list of "Specially Designated Nationals and Blocked Persons" published by the Office of Foreign Assets Control of the US Department of the Treasury ("OFAC") or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs, or (b) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.

"Board" means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

"Borrower" means Gas Natural Inc., an Ohio corporation.

"Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

"Capital Lease Obligations" with respect to any Person, means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases under GAAP on the balance sheet of such Person and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

"Cash Equivalents" as to any Person, means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition by such Person, (b) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof or, the District of Columbia having capital, surplus and undivided profits aggregating in excess of $500,000,000, having maturities of not more than six months from the date of acquisition by such Person, (c) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, (d) commercial paper issued by any issuer rated at least A-1 by S&P or at least P-1 by Moody's (or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally), and in each case maturing not more than one year after the date of acquisition by such Person or (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above.

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"Change in Law" means the occurrence after the date of this Agreement of (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law.

"Closing Date" means the date on which the conditions precedent set forth in Section 4.01 are satisfied or waived.

"Code" means the Internal Revenue Code of 1986, as amended.

"Commitment Fee" has the meaning set forth in Section 2.12.

"Contractual Obligation" of any Person, means any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, other than the Obligations.

"Debt" of any Person at any date, without duplication, means (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables and accrued expenses incurred in the ordinary course of business and not past due for more than 90 days after the date on which each such trade payable or account payable was created and (ii) any earn-out, purchase price adjustment or similar obligation until such obligation appears in the liabilities section of the balance sheet of such Person); (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any required payment in respect of any Equity Interests pursuant to its express terms in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities in respect of obligations of the kind referred to in subsections (a) through (e) of this definition; (g) all Guaranty Obligations of such Person in respect of obligations of the kind referred to in subsections (a) through (f) above; (h) for the purposes of Section 8.01(e) only, all net obligations of such Person in respect of Swap Agreements valued on any date at the Swap Termination Value thereof as of such date; and (i) all debt of any general partnership, unlimited liability company or unincorporated joint venture in which such Person is a general partner, member or a joint venturer, respectively (unless such Debt is expressly made non-recourse to such Person).

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"Debtor Relief Law" means the Bankruptcy Code and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief laws of the US or other applicable jurisdictions in effect from time to time.

"Default" means any of the events specified in Section 8.01 which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 8.01 would, unless cured or waived, become an Event of Default.

"Default Rate" has the meaning set forth in Section 2.07(a).

"Disclosed Litigation" has the meaning set forth in Section 5.06.

"Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

"Dollars" means the lawful currency of the United States of America.

"Eligible Assignee" has the meaning set forth in Section 9.04 .

"Environmental Action" means any action, suit, demand, demand letter, claim, notice of violation or non-compliance, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any permit issued under any Environmental Law, or any Hazardous Material, or arising from alleged injury or threat to health, safety or the environment including (a) by any Governmental Authority for enforcement, clean-up, removal, response, remedial or other actions or damages and (b) any Governmental Authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

"Environmental Law" means any and all Federal, state, foreign, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) as now or may at any time hereafter be in effect, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or, to the extent relating to exposure to substances that are harmful or detrimental to the environment, or human health or safety.

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"Equity Interests" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership (or profit) interests in a Person (other than a corporation), securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

"ERISA Affiliate" means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of §4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under §414 of the Code.

"Event of Default" has the meaning set forth in Section 8.01.

"Excluded Taxes" means any of the following Taxes, imposed on or with respect to the Lender (a) Taxes imposed on or measured by net income (however denominated), and franchise Taxes.

"Extraordinary Receipts" means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards and similar payments, indemnity payments and any purchase price adjustment received in connection with any purchase agreement; provided, however, that Extraordinary Receipts shall not include cash receipts from proceeds of insurance, condemnation awards or similar payments, or indemnity payments to the extent that such funds are received by any Person in respect of any third party claim against such Person and applied to pay (or reimburse such Person for its prior payment of) such claim plus related costs and expenses.

"GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

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"Governmental Authority" means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

"Guaranty Obligation" as to any Person, means any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the effect of guaranteeing any Debt or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital, net worth or solvency or liquidity or any level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Lien). The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

"Hazardous Materials" means (a) any gasoline, petroleum or petroleum products or by-products, radioactive materials, friable asbestos or asbestos-containing materials, urea-formaldehyde insulation, polychlorinated biphenyls and radon gas, and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by the Borrower under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

"Insolvency" with respect to any Multiemployer Plan, means such Plan is insolvent within the meaning of §4245 of ERISA.

"Intellectual Property" means any and all intellectual property, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, all rights therein, and all rights to sue at law or in equity for any past, present, or future infringement, violation, misuse, misappropriation or other impairment thereof, whether arising under United States, multinational or foreign laws or otherwise, including the right to receive injunctive relief and all proceeds and damages therefrom.

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"Interest Payment Date" means the first day of each calendar month to occur while the Loan is outstanding and the Maturity Date of the Loan.

"Lien" means any mortgage, pledge, hypothecation, assignment (as security), deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest, or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing (including any conditional sale or other title retention agreement and any capital lease).

"Loan" means the loan made by the Lender under Section 2.01(a).

"Loan Documents" means, collectively, this Agreement, the Note and all other agreements, documents, certificates and instruments executed and delivered to the Lender by the Borrower in connection therewith.

"Margin Stock" has the meaning specified in Regulation U of the Board as in effect from time to time.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations or condition (financial or otherwise) of the Borrower, individually, or the Borrower and its Subsidiaries taken as a whole, in excess of an aggregate of $1,000,000 in any fiscal year (b) the validity or enforceability of any Loan Document, (c) the rights or remedies of the Lender under any Loan Document or (d) the ability of the Borrower to perform any of its material obligations under any Loan Document to which it is a party.

"Material Contracts" with respect to any Person, means each contract to which such Person is a party involving aggregate consideration payable by or to such Person equal to at least $500,000.00 or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

"Maturity Date" means the date that is seven months following the Closing Date.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto.

"Multiemployer Plan" means a Plan which is a multiemployer plan as defined in § 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.

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"Net Cash Proceeds" means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents in an amount for any Asset Sale or Recovery Event in excess of $2 million and in the aggregate for all Asset Sales and Recovery Events in any fiscal year in excess of $2 million (including any such proceeds actually received from deferred payments of principal pursuant to a note, a receivable or otherwise), net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be reserved for indemnification, adjustment of purchase price or similar obligations pursuant to the agreements governing such Asset Sale, amounts required to be applied to the repayment of Debt expressly permitted hereunder that is the subject of such Asset Sale or Recovery Event and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Equity Interests or any incurrence of Debt, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith. Notwithstanding the foregoing, Net Cash Proceeds shall not include any proceeds (or portion thereof) from an Asset Sale or Recovery Event that is required to be retained by a Subsidiary pursuant to the order or direction of a Governmental Authority having regulatory oversight of such Subsidiary.

"Note" means a promissory note of the Borrower payable to the Lender, in substantially the form of Exhibit 1 hereto, evidencing the aggregate indebtedness of the Borrower to the Lender resulting from the Loan.

"Obligations" means all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, covenants, and indemnities of, the Borrower arising under any Loan Document or otherwise with respect to the Loan, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

"Open Year" has the meaning set forth in Section 5.13(b).

"Other Taxes" means any and all present or future stamp, court, recording, filing, intangible, documentary or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement or registration of, or performance under, or from the receipt or perfection of a security interest under or otherwise with respect to this Agreement or any other Loan Document (other than Excluded Taxes imposed with respect to an assignment).

"Origination Fee" has the meaning set forth in Section 2.08.

"PATRIOT Act" has the meaning set forth in Section 9.13.

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"PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

"Person" means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

"Plan" at any one time, means any "employee benefit plan" that is covered by ERISA and in respect of which the Borrower or an ERISA Affiliate is (or, if such plan were terminated at such time, would under §4062 or §4069 of ERISA be deemed to be) an "employer" as defined in §3(5) of ERISA.

"Properties" has the meaning set forth in Section 5.09(a).

"Recovery Event" means any settlement of or payment to the Borrower in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower.

"Reinvestment Notice" means a written notice executed by a Responsible Officer of the Borrower stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets necessary, used or useful in the Borrower's business.

"Related Parties" with respect to any Person, means such Person's Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors and representatives of it and its Affiliates.

"Reorganization" with respect to any Multiemployer Plan, means that such plan is in reorganization within the meaning of §4241 of ERISA.

"Reportable Event" means any of the events set forth in §4043(c) of ERISA, other than those events as to which the thirty day notice period is waived.

"Requirement of Law" as to any Person, means the certificate or articles of incorporation and code of regulations or by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

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"Responsible Officer" with respect to any Person, means the chief executive officer, president or chief financial officer of such Person, except that with respect to financial matters, the Responsible Officer shall be the chief financial officer or treasurer of such Person.

"Restricted Payments" has the meaning set forth in Section 7.07.

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

"SEC" means the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

"Single Employer Plan" means any Plan that is covered by Title IV of ERISA, other than a Multiemployer Plan.

"Solvent" with respect to any Person as of any date of determination, means that on such date (a) the present fair salable value of the property and assets of such Person exceeds the debts and liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured, and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Subsidiary" as to the Borrower, means any corporation, partnership, limited liability company, joint venture, trust or estate of or in which more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class of such corporation may have voting power upon the happening of a contingency), (b) the interest in the capital or profits of such partnership, limited liability company, or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

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"Swap Agreement" means any credit, equity, commodity or commodity-related, currency, foreign exchange or rate swap or derivatives contract or any contract or option related to, or any transaction similar to or with similar characteristics to, any of the foregoing, including any swap or derivative related to any index.

"Swap Termination Value" in respect of any one or more Swap Agreements, means after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements (a) for any date on or after the date such Swap Agreements have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in subsection (a), the amounts determined as the mark-to-market values for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements.

"Taxes" means any and all present or future income, stamp or other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any Governmental Authority, together with any interest, additions to tax or penalties imposed thereon and with respect thereto.

Section 1.02         Interpretation With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "herein," "hereof" and "hereunder," and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

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(b)          In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

(c)          Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars in full in cash or immediately available funds (and in the case of any other contingent Obligations, providing cash collateral or other collateral as may be requested by the Lender) of all of the Obligations other than (i) unasserted contingent indemnification Obligations, and (ii) any Obligations relating to Swap Agreements that, at such time, are allowed by the applicable provider of such Swap Agreements to remain outstanding without being required to be repaid.

(d)          All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP as in effect from time to time, and applied on a consistent basis in a manner consistent with that used in preparing the Borrower's audited financial statements, except as otherwise specifically prescribed herein.

Article II

The Loan

Section 2.01         Loan Commitment.

(a)          Subject to the terms and conditions of this Agreement, the Lender agrees to make, in a single advance, a loan to the Borrower on the Closing Date in the amount Four Million Dollars ($4,000,000.00).

(b)          Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

Section 2.02         Repayment of the Loan. The Loan shall be payable in full on the Maturity Date (which amounts shall be reduced as a result of the application of any prepayments in accordance with Sections 2.04 and 2.05).

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Section 2.03         Repayment of Loan; Evidence of Debt.

(a)          The Borrower hereby unconditionally promises to pay to the Lender in full in cash, to the extent not previously paid, the then-unpaid principal amount of the Loan on the Maturity Date.

(b)          The Borrower will execute and deliver to the Lender an executed promissory note evidencing the Loan on the Closing Date.

Section 2.04         Optional Prepayments. The Borrower may at any time and from time to time prepay the Loan, in whole or in part, without premium or penalty.

Section 2.05         Mandatory Prepayments.

(a)          If (i) any Debt shall be incurred by the Borrower (excluding any Debt permitted to be incurred pursuant to Section 7.01(a) through Section 7.01(d) ), or (ii) any Equity Interests shall be issued by the Borrower, then, in each case, no later than five Business Days after the Borrower receives the Net Cash Proceeds therefrom, the Loan shall be prepaid by an amount equal to 100% of the amount of the Net Cash Proceeds from such incurrence or issuance as set forth in Section 2.06).

(b)          If on any date the Borrower shall receive Net Cash Proceeds from any Asset Sale or Recovery Event in an amount for any such sale or event in excess of $2 million, then, unless, only in the case of a Recovery Event, a Reinvestment Notice shall be delivered in respect thereof, within five Business Days of the date of receipt by the Borrower of such Net Cash Proceeds, the Loan shall be prepaid as set forth in Section 2.06.

(c)          Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower, and not otherwise included in Section 2.05(a) or Section 2.05(b), the Borrower shall prepay the Loan as set forth in Section 2.06(a) in an amount equal to 100% of all Net Cash Proceeds received therefrom within five Business Days of the date of receipt thereof by the Borrower.

(d)          No prepayment shall be required pursuant to this Section 2.05 unless the required amount thereof shall be $100,000.00 or more.

Section 2.06         Application of Prepayments.

Amounts to be applied in connection with prepayments made pursuant to Section 2.05(a), Section 2.05(b) and Section 2.05(c) shall be applied, first, to the prepayment of the principal of the Loan. Each prepayment of the Loan under Section 2.05 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

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Section 2.07         Interest. The Loan shall bear interest on the outstanding principal amount thereof from the Closing Date at a rate per annum equal to the Base Rate.

(a)          If all or any amount of principal of the Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such outstanding Loan (whether or not overdue) shall bear interest at a rate of interest per annum equal to the Base Rate plus 3% (the “Default Rate”) and shall be payable on demand. In addition to payment of the foregoing interest, the Borrower shall pay the Lender a monthly fee of $10,000.00 for any month or portion thereof in which the Default Rate is in effect.

(b)          Interest on the Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.

Section 2.08         Origination Fee. The Borrower agrees to pay the Lender an origination fee (the " Origination Fee") of $80,000.00 at the Closing Date.

Section 2.09         Computation of Interest and Fees. All computations of interest for the Loan shall be made on the basis of a year of 365 days and the actual number of days elapsed. Interest shall accrue on the Loan for the day on which the Loan is made, and shall not accrue on the Loan, or any portion thereof, for the day on which the Loan or such portion is paid.

Article III

Taxes

Section 3.01         Taxes.

(a)          Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes except as required by applicable law. If the Borrower is required by applicable law to deduct or withhold any Taxes from such payments, then:

(i)          if such Tax is an Indemnified Tax, the amount payable by the Borrower shall be increased so that after all such required deductions or withholdings are made (including deductions or withholdings applicable to additional amounts payable under this Section), the Lender receives an amount equal to the amount it would have received had no such deduction or withholding been made, and

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(ii)         the Borrower shall make such deductions or withholdings and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)          Without limiting the provisions of Section 3.01(a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          The Borrower shall indemnify the Lender, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed on or attributable to amounts payable under this Section) paid or payable by the Lender, on or with respect to an amount payable by the Borrower under or in respect of this Agreement or under any other Loan Document, together with any reasonable expenses arising in connection therewith and with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate from the Lender as to the amount of such payment or liability delivered to the Borrower shall be conclusive absent manifest error.

(d)          As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.01, the Borrower shall deliver to the Lender the original or certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the relevant return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e)          If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund (or the amount of any credit in lieu of refund) to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund or credit in lieu of refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit in lieu of refund); provided that, the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any interest, penalties or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund or credit in lieu of refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will the Lender be required to pay any amount to the Borrower pursuant to this paragraph if the payment of such amount would place the Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing in this paragraph (e) shall be construed to require the Lender to make available its tax returns or any other information relating to its taxes that it deems confidential to the Borrower or any other Person.

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Article IV

Conditions Precedent

Section 4.01         Conditions Precedent to the Loan. The obligation of the Lender to make the Loan to be made by it hereunder is subject to the satisfaction or the waiver by the Lender of the following conditions precedent:

(a)          The Lender shall have received:

(i)          this Agreement, duly executed and delivered by an authorized officer of the Borrower; and

(ii)         the Note, duly executed and delivered by an authorized officer of the Borrower.

(b)          The Lender shall have received:

(i)          audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the Closing Date as filed with the SEC;

(ii)         unaudited interim consolidated financial statements of the Borrower as filed with the SEC for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this Section 4.1(b) as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lender, reflect any material adverse change in the consolidated financial condition of the Borrower, as reflected in the audited consolidated financial statements described in clause (i) of this Section 4.1(b); and

(iii)        copies of all correspondence with the SEC since October 1, 2015 relating to any investigation or possible or proposed enforcement action against the Borrower or any of its Affiliates.

(c)          All governmental and third party approvals necessary in connection with the Borrower’s consummation of the transaction contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

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(d)          The Lender shall have received the Origination Fee, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of the Loan made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Lender on or before the Closing Date.

(e)          Except as disclosed to Lender on Schedule 4.01(e), there shall have occurred no Material Adverse Effect since December 31, 2015.

(f)          The Lender shall have received, in form and substance satisfactory to it, a certificate of the Borrower, certified by a secretary of the Borrower, dated the Closing Date, including:

(i)          the articles of incorporation of the Borrower certified by the relevant authority of the jurisdiction of organization of the Borrower;

(ii)         the code of regulations of the Borrower as in effect on the date on which the resolutions referred to below were adopted;

(iii)        resolutions of the board of directors of the Borrower approving the transaction and the Loan Documents;

(iv)        a certification that the names and signatures of the officers of the Borrower authorized to sign the Loan Documents and other documents to be delivered hereunder and thereunder are true and correct; and

(v)         a good standing certificate for the Borrower from its jurisdiction of organization.

(g)          The Lender shall have received the legal opinion of Kohrman Jackson & Krantz LLP, counsel to the Borrower and its Subsidiaries covering such matters incident to the transactions contemplated by this Agreement as the Lender may reasonably require.

Article V

Representations and Warranties

To induce the Lender to enter into this Agreement and to make the Loans hereunder, the Borrower hereby represents and warrants to the Lender that, except as otherwise disclosed in the Schedules to this Agreement:

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Section 5.01         Existence; Compliance With Laws. The Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (b) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to qualify in such jurisdiction would not reasonably be expected to have a Material Adverse Effect, and (c) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02         Power; Authorization; Enforceability.

(a)          The Borrower has the power and authority, and the legal right, to own or lease and operate its property, and to carry on its business as now conducted and as proposed to be conducted, and to execute, deliver and perform the Loan Documents and to obtain the Loan hereunder. The Borrower has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents and to authorize the borrowing of the Loan on the terms and conditions contained herein. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents. Each Loan Document has been duly executed and delivered by the Borrower.

(b)          This Agreement constitutes, and each other Loan Document when delivered hereunder will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 5.03         No Contravention. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowing of the Loan hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower or its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or assets pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Loan Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or its Subsidiaries would reasonably be expected to have a Material Adverse Effect.

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Section 5.04         Financial Statements.

(a)          The audited consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 2015, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, accompanied by an unqualified opinion from MaloneBailey LLP, independent public accountants, present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended, in accordance with GAAP.

(b)          The unaudited consolidated balance sheets of the Borrower and its Subsidiaries as at March 31, 2016, and the related unaudited consolidated statements of income and of cash flows for the three-month period ended on such date, duly certified by the chief financial officer of the Borrower, do or will present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the three-month period then ended, in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes).

Section 5.05         No Material Adverse Effect. Since December 31, 2015, except as set forth on Schedule 4.01(e), no development or event has occurred that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.06         No Litigation. No action, suit, litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or its Subsidiaries or against any of their property or assets (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that would reasonably be expected to have a Material Adverse Effect, other than that set forth on Schedule 5.06 (the "Disclosed Litigation"), and there has been no adverse change in the status, or financial effect on the Borrower or its Subsidiaries, of the Disclosed Litigation from that described on Schedule 5.06.

Section 5.07         No Default. No Default or Event of Default has occurred and is continuing and no default has occurred and is continuing under or with respect to any Contractual Obligation of the Borrower or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

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Section 5.08         Ownership of Property; Liens. The Borrower and its Subsidiaries have fee simple title to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 7.02 and such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.09         Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)          none of the facilities or properties currently or formerly owned, leased or operated by the Borrower or its Subsidiaries (the "Properties") contain or previously contained, any Hazardous Materials in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could result in liability under, any Environmental Law;

(b)          the Borrower has not received any notice of actual or alleged violation, non-compliance or liability regarding compliance with Environmental Laws or other environmental matters or with respect to any of the Properties or the business operated by the Borrower or its Subsidiaries, nor is there any reason to believe that any such notice will be received or is being threatened;

(c)          the Properties and all operations at the Properties are and formerly have been in compliance with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower;

(d)          Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could result in liability under, any Environmental Law; no Hazardous Materials have been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could result in liability under, any applicable Environmental Law; and there has been no release or threat of release of Hazardous Materials at or from the Properties, or arising from or related to the operations of the Borrower in connection with the Properties or the business operated by the Borrower, in violation of or in amounts or in a manner that could result in liability under Environmental Laws;

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(e)          no administrative or governmental action or judicial proceeding is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower is or will be a party with respect to the Properties or the business operated by the Borrower, nor are there any decrees or orders or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the business operated by the Borrower; and

(f)          the Borrower has not assumed any liability of any other Person under Environmental Laws.

Section 5.10         Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower and its Subsidiaries, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower and its Subsidiaries operate. Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Borrower and its Subsidiaries as of the Closing Date. Each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

Section 5.11         Material Contracts. Schedule 5.11 sets forth all Material Contracts to which the Borrower and its Subsidiaries are a party or are bound as of the Closing Date. The Borrower and its Subsidiaries are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

Section 5.12         Intellectual Property. The Borrower and its Subsidiaries own, or are licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted or proposed to be conducted. No material claim has been asserted and is pending by any Person challenging the use, validity or effectiveness of any Intellectual Property, nor is the Borrower aware of any valid basis for any such claim. The use of Intellectual Property by the Borrower and its Subsidiaries does not materially infringe on the rights of any Person.

Section 5.13         Taxes.

(a)          The Borrower and its Subsidiaries have filed all Federal, state and other tax returns that are required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (except those that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower and its Subsidiaries). No tax Lien has been filed, and, to the knowledge of the Borrower and its Subsidiaries, no claim is being asserted, with respect to any such tax, fee or other charge. The Borrower and its Subsidiaries are not parties to any tax sharing agreements except among themselves.

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(b)          Set forth on Schedule 5.13 is, as of the date hereof, each taxable year of each group member for which Federal income tax returns have been filed but for which the statute of limitations for assessment or collection has not expired (an "Open Year"), together with a description of the unpaid adjustments to the Federal income tax liability requested by the Internal Revenue Service with respect to such Open Years in excess of $100,000. The total amount of all unpaid adjustments to the Federal income tax liability with respect to such Open Years, together with applicable interest and penalties, does not exceed $100,000.

(c)          The total amount, as of the date hereof, of all unpaid adjustments to the state, local and foreign tax liability of all group members proposed by all state, local and foreign taxing authorities, together with applicable interest and penalties, does not exceed $50,000.

(d)          No issues have been raised by the Internal Revenue Service in respect of Open Years or by any state, local or foreign taxing authorities that, in the aggregate would reasonably be expected to have a Material Adverse Effect.

Section 5.14         ERISA. Each Plan is in compliance with ERISA, the Code and any Requirement of Law in all material respects; neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of §412 or §430 of the Code or §302 of ERISA) has occurred (or is likely to occur) with respect to any Plan. No Single Employer Plan has terminated, and no Lien has been incurred in favor of the PBGC or a Plan. Based on the assumptions used to fund each Single Employer Plan, the present value of all accrued benefits under each such Plan did not materially exceed the value of the assets of such Plan allocable to such accrued benefit as of the last annual valuation date prior to the date on which this representation is made. Neither the Borrower nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability in connection with any Multiemployer Plan. No such Multiemployer Plan is (or is reasonably expected to be) terminated, in Reorganization, or insolvent (within the meaning of §4245 of ERISA).

Section 5.15         Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

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Section 5.16         Investment Company Act. The Borrower is not, and is not required to be registered as, an "investment company" under the Investment Company Act of 1940, as amended.

Section 5.17         Subsidiaries; Equity Interests.

(a)          Except as disclosed to the Lender by the Borrower in writing from time to time after the Closing Date:

(i)          Part A of Schedule 5.17 sets forth the name, address of principal place of business, jurisdiction of formation and US taxpayer identification number (or in the case of a non-US Subsidiary that does not have a US taxpayer identification number, its unique identification number issued to it by its jurisdiction of formation) of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Equity Interest owned by the Borrower;

(ii)         there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors, Equity Interests of the Borrower issued to directors on a quarterly basis as compensation and directors' qualifying shares) relating to any Equity Interest of the Borrower or any Subsidiary, except as created by the Loan Documents.

(b)          All of the outstanding Equity Interests in each Subsidiary have been validly issued, are fully paid and non-assessable and are owned by the Borrower free and clear of all Liens except those created under the Loan Documents. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable.

(c)          The Borrower has no equity investments in any other corporation or entity other than those disclosed on Part C of Schedule 5.17.

Section 5.18         Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect (a) there are no strikes, lockouts or other labor disputes pending or, to the knowledge of the Borrower, threatened against the Borrower or its Subsidiaries, (b) hours worked by and wages paid to employees of the Borrower and its Subsidiaries have not violated the Fair Labor Standards Act or any other applicable Requirement of Law, and (c) all payments due in respect of employee health and welfare insurance from the Borrower and its Subsidiaries have been paid or properly accrued on the books of the Borrower and its Subsidiaries.

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Section 5.19         Accuracy of Information, Etc. The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject as of the Closing Date, and all other matters known to it as of the Closing Date, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished by or on behalf of the Borrower to the Lender, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statement contained herein or therein not misleading.

Section 5.20         Solvency. The Borrower is, and after giving effect to the incurrence of all Debt and obligations incurred in connection herewith will be, Solvent.

Section 5.21         PATRIOT Act; OFAC and Other Regulations.

(a)          Neither the Borrower, nor any of its Subsidiaries nor any of the Affiliates or respective officers, directors, brokers or agents of the Borrower, such Subsidiary or Affiliate:

(i)          has violated any Anti-terrorism Laws; or

(ii)         has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development's Financial Action Task Force on Money Laundering.

(b)           Neither the Borrower, nor any of its Subsidiaries nor any of the Affiliates or respective officers, directors, brokers or agents of the Borrower, such Subsidiary or Affiliate that is acting or benefiting in any capacity in connection with the Loans is a Blocked Person.

(c)          Neither the Borrower, nor any of its Subsidiaries nor any of the Affiliates or respective officers, directors, brokers or agents of the Borrower, such Subsidiary or Affiliate acting or benefiting in any capacity in connection with the Loans:

(i)          conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any Blocked Person;

(ii)         deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-terrorism Law; or

(iii)        engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-terrorism Law.

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Article VI

Affirmative Covenants

So long as the Loan or any other amounts payable to the Lender hereunder or under any other Loan Document have not been paid in full, the Borrower shall, and shall cause its Subsidiaries to (except that, in the case of the covenants set forth in Section 6.01, Section 6.02, and Section 6.03, the Borrower shall furnish all applicable materials to the Lender):

Section 6.01         Financial Statements. Furnish to the Lender:

(a)          As soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report of the Borrower and its Subsidiaries for such year including a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, together with an opinion as to such audit report of MaloneBailey LLP or other independent certified public accountants of nationally recognized standing which does not contain a "going concern" or similar qualification or exception, or qualification arising out of the scope of the audit; provided that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a reconciliation of such financial statements to GAAP; and

(b)          As soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or Responsible Officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

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Section 6.02         Certificates; Other Information. The Borrower shall furnish the following to the Lender:

(a)          On the same dates as delivery of the quarterly or annual financial statements in Section 6.01(a) and Section 6.01(b) , a compliance certificate from a Responsible Officer of the Borrower (i) containing all information and calculations necessary for determining compliance by the Borrower with the provisions of this Agreement as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be and (ii) stating that the Borrower during such period has observed and performed in all material respects all of the covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such officer has not obtained any knowledge of any Default or Event of Default except as specified in such certificate;

(b)          Promptly, and in any event within ten days thereafter, to the extent not previously disclosed to the Lender, a description of any change in the jurisdiction of organization of the Borrower;

(c)          Promptly after the same are sent or received, copies of all proxy statements, financial statements and reports that the Borrower sends to any of its securities holders, and copies of all reports and registration statements and all correspondence that the Borrower files with or receives from the SEC or any national securities exchange;

(d)          Promptly after the same are sent, copies of any statement or report sent to any holder of debt securities of the Borrower pursuant to the terms of any indenture, loan agreement or similar agreement and not otherwise required to be furnished to the Lender pursuant to any other clause of this Section;

(e)          Promptly upon receipt of the same, copies of all notices, requests and other documents received by the Borrower under or pursuant to any Material Contract or instrument, indenture, loan agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of the Borrower or otherwise have a Material Adverse Effect and copies of the foregoing and such information and reports regarding Material Contracts and such instruments, indentures, loan agreements as the Lender may request from time to time;

(f)          Such other information respecting the business, condition (financial or otherwise), operations, performance, or properties of the Borrower as the Lender may from time to time reasonably request.

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Section 6.03         Notices. Promptly and in any event within ten days give notice to the Lender of:

(a)          The occurrence of any Default or Event of Default;

(b)          Any (i) default or event of default under any Material Contract or (ii) litigation, investigation or proceeding that may exist at any time between the Borrower and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c)          Any litigation or proceeding affecting the Borrower (i) in which the amount involved is at least $100,000.00 and not covered in full by insurance, (ii) in which injunctive or similar relief is sought, or (iii) which relates to any Loan Document;

(d)          The following events, as soon as possible and in any event within 15 days after the Borrower or any of its ERISA Affiliates knows or has reason to know thereof:

(i)          the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or any Multiemployer Plan; or

(ii)         the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any ERISA Affiliate or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan;

(e)          The occurrence of any Environmental Action against or of any noncompliance by the Borrower with any Environmental Law or relevant permit that would reasonably be expected to have a Material Adverse Effect; and

(f)          Any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

Section 6.04         Maintenance of Existence; Compliance.

(a)          (i) Preserve, renew and maintain in full force and effect its corporate or organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted under this Agreement and except, as in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

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(b)          Comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.05         Performance of Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it and maintain each Material Contract in full force and effect, except where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

Section 6.06         Maintenance of Property; Insurance.

(a)          Maintain and preserve all of its property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b)          Maintain insurance with respect to its property and business (including without limitation, property and casualty and business interruption insurance) with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts and covering such risks as are usually insured against by similar companies engaged in the same or a similar business; provided, however, that the Borrower may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties to the Borrower.

Section 6.07         Inspection of Property; Books and Records; Discussions.

(a)          Keep proper books of records and accounts, in which full, true and correct entries in all material respects and in any event in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions and assets in relation to its business and activities.

(b)          Permit the Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during regular business hours and as often as may reasonably be desired and to discuss its business operations, properties and financial and other condition with its officers and employees and its independent certified public accountants.

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Section 6.08         Environmental Laws.

(a)          Obtain, comply and maintain in all material respects, and ensure the same in all material respects by all tenants and subtenants, if any, with all applicable Environmental Laws, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)          Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions necessary to remove and clean up all Hazardous Materials from any of its properties required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

Section 6.09         Use of Proceeds. Use the proceeds of the Loan for general corporate purposes of the Borrower, to the extent not prohibited under any Requirement of Law or the Loan Documents.

Section 6.10         Further Assurances. Promptly upon the request of the Lender:

(a)          Correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgement, filing or recordation thereof; and

(b)          Do, execute, acknowledge, and deliver any and all such further acts, notices of assignments, transfers, certificates, assurances and other instruments as the Lender, may require from time to time in order to:

(i)          carry out more effectively the purposes of the Loan Documents; and

(ii)          assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively to the Lender, the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other instruments executed in connection with any Loan Document to which the Borrower is or is to be a party.

Article VII
Negative Covenants

So long as the Loan or any other amounts payable to the Lender hereunder or under any other Loan Document have not been paid in full, the Borrower shall not, and shall not permit its Subsidiaries to:

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Section 7.01         Limitation on Debt. Create, incur, assume, permit to exist or otherwise become liable with respect to any Debt, except:

(a)          Debt of the Borrower existing or arising under this Agreement and any other Loan Document;

(b)          Debt of:

(i)          the Borrower owed to any Subsidiary; and

(ii)         any Subsidiary owed to the Borrower or any other Subsidiary;

(c)          Debt existing on the date hereof and listed on Schedule 7.01(c) and any refinancings, modifications, renewals and extensions of any such Debt; provided that (i) the principal amount of such Debt shall not be increased from the principal amount outstanding at the time of such refinancing, modification, renewal or extension and (ii) the maturity of such Debt shall not be shortened and (iii) the terms relating to collateral (if any) and subordination (if any) of any such refinancing, modification, renewing or extending Debt, and of any agreement entered into and of any instrument issued in connection therewith, are not less favorable in any material respect to the Borrower or the Lender than the terms of any agreement or instrument governing the Debt being so refinanced, modified, renewed or extended; and

(d)          Guaranty Obligations incurred in the ordinary course of business by the Borrower of obligations of any of its Subsidiaries.

Section 7.02         Limitation on Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests of any of its Subsidiaries) now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except:

(a)          Liens created pursuant to or arising under any Loan Document;

(b)          Liens imposed by law for taxes, assessments or governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted if, unless the amount is not material with respect to it or its financial condition, adequate reserves with respect thereto are maintained in accordance with GAAP on the books of the applicable Person;

(c)          Carriers', warehousemen's, mechanics', materialmen's, repairmen's and other similar Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted;

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(d)          Pledges and deposits and other Liens (i) made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations, and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower;

(e)          Liens (including deposits) to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature, in each case in the ordinary course of business;

(f)          Easements, zoning restrictions, rights-of-way, minor defects or irregularities in title and similar encumbrances on real property imposed by law or arising in the ordinary course of business which, in the aggregate, are not material in amount and which do not materially detract from the value of the affected property or interfere materially with the ordinary conduct of business of the Borrower or any of its Subsidiaries;

(g)          Liens in existence as of the date hereof which are listed on Schedule 7.02, securing Debt permitted by Section 7.01(c) , and any renewals, modifications, replacements and extensions of such Liens (including the extension of Liens on newly acquired assets of Borrower or its Subsidiaries as required by such Debt documents); provided that the aggregate principal amount of the Debt secured by such Liens does not increase from that amount outstanding at the time of any such renewal, modification, replacement or extension;

(h)          Judgment or other similar Liens in connection with legal proceedings in an aggregate principal amount net of amounts for which insurance providers have delivered written acknowledgements of coverage up to $100,000.00 which, whether immediately or with the passage of time (i) do not give rise to an Event of Default under Section 8.01(h) and (ii) are being contested in good faith by appropriate proceedings diligently conducted; and

(i)          Any other Liens on property not otherwise permitted by this Section 7.02 so long as neither (i) the aggregate principal amount of the Debt and other obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $100,000.00 at any time outstanding.

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Section 7.03         Mergers; Nature of Business.

(a)          Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary of the Borrower may merge into any other Subsidiary of the Borrower in a transaction in which the surviving entity is a subsidiary of the Borrower, and (iii) any Subsidiary of the Borrower may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lender.

(b)          Engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 7.04         Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase, hold or acquire any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, "Investments"), except:

(a)          Investments in Cash Equivalents;

(b)          Loans and advances permitted by Section 13(k) of the Securities Exchange Act of 1934, as amended, to officers, directors, or employees of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $100,000.00 at any time outstanding;

(c)          Intercompany Investments by any Subsidiary in the Borrower;

(d)          Extensions of trade credit in the ordinary course of business (including any instrument evidencing the same and any instrument, security or other asset acquired through bona fide collection efforts with respect to the same); and

(e)          In addition to Investments otherwise expressly permitted by this Section 7.04 , Investments by the Borrower in an aggregate amount (valued at cost) not to exceed $100,000.00 during the term of this Agreement.

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Section 7.05         Limitation on Dispositions. Dispose of any of its property, whether now owned or hereafter acquired, or issue or sell any Equity Interests to any Person, except:

(a)          The sale or Disposition of machinery and equipment no longer used or useful in the business of the Borrower;

(b)          The Disposition of obsolete or worn-out property in the ordinary course of business;

(c)          The sale of inventory in the ordinary course of business;

(d)          Dispositions of property to the Borrower;

(e)          The sale or issuance of a Subsidiary’s Equity Interests to any other Subsidiary;

(f)          Dispositions of other property in any fiscal year of the Borrower, so long as (i) such property, together with all other property Disposed of during such fiscal year, shall have a fair market value not exceeding $2 million and (ii) the purchase price paid to the Borrower for such property shall be paid solely in cash;

(g)          Dispositions of property of the Borrower or its Subsidiaries that are currently the subject of a letter of intent or binding agreement and are disclosed on Schedule 7.05(g); and

(h)          The compensatory issuance of Equity Interests of the Borrower to its directors on a quarterly basis consistent with past practice.

Section 7.06         Limitation on Sales and Leasebacks. Except for Debt permitted by Section 7.01(c), enter into any arrangement with any Person whereby the Borrower shall sell or otherwise transfer any property owned by the Borrower to (a) such Person and thereafter rent or lease such Property from such Person or (b) any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or rental obligations of the Borrower.

Section 7.07         Limitation on Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of the Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries (collectively, "Restricted Payments"), except that:

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(a)          A Subsidiary of the Borrower may make a Restricted Payment to the Borrower and/or any other Persons owning Equity Interests in such Subsidiary, so long as such Restricted Payment is made to the Borrower or such other Persons ratably in accordance with their Equity Interests of the same class or series therein;

(b)          The Borrower may purchase or otherwise acquire Equity Interests in any Subsidiary of the Borrower using additional shares of its Equity Interests;

(c)          The Borrower may (i) make repurchases or redemptions of its Equity Interests (x) in connection with the exercise of stock options or restricted stock awards if such Equity Interests represent all or a portion of the exercise price thereof or (y) deemed to occur upon the withholding of a portion of such Equity Interests issued to directors, officers or employees of the Borrower or any Subsidiary under any stock option plan or other benefit plan or agreement for directors, officers and employees of the Borrower and the Subsidiaries to cover withholding tax obligations of such Persons in respect of such issuance and (ii) make other Restricted Payments, not exceeding $50,000.00 in the aggregate for any fiscal year, pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers and employees of the Borrower and the Subsidiaries; and

(d)          Unless an Event of Default has occurred, the Borrower may make quarterly dividends to its shareholders consistent with past practice.

Section 7.08         Limitation on Prepayments of Debt and Amendments of Debt Instruments.

(a)          Make or offer to make any optional or voluntary payment or prepayment on or redemption, defeasance or purchase of any amounts (whether principal or interest) payable under any Debt which is contractually subordinated in right of payment to the obligations of the Borrower pursuant to the Loan Documents; and

(b)          Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any of the terms of any Debt that is contractually subordinated to the obligations of the Borrower pursuant to the Loan Documents, other than any amendment, modification, waiver or other change which would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon.

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Section 7.09         Limitation on Transactions With Affiliates. Except for transactions that are already the subject of an agreement between the Borrower or a Subsidiary with any Affiliate as identified on Schedule 5.11, enter into any transaction including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate unless such transaction is:

(a)          Otherwise permitted by the terms of this Agreement;

(b)          In the ordinary course of business of the Borrower or the relevant Subsidiary, as the case may be; and

(c)          On fair and reasonable terms no less favorable to the Borrower or the relevant Subsidiary, as the case may be, than those that would have been obtained in a comparable transaction on an arm's length basis from an unrelated Person.

Section 7.10         Limitation on Restrictive Agreements. Except as otherwise required pursuant to any order or direction of a Governmental Authority having regulatory oversight of the Borrower or any of its Subsidiaries, enter into or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to:

(a)          Make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Debt owed to, the Borrower or any other Subsidiary of the Borrower;

(b)          Make loans or advances to, or Investments in, the Borrower or any other Subsidiary of the Borrower; and

(c)          Transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions (i) existing under the Loan Documents, and (ii) with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Equity Interests or assets of such Subsidiary.

Section 7.11         Limitation on Amendments of Material Contracts. Amend, supplement or otherwise modify (pursuant to a waiver or otherwise):

(a)          Its articles of incorporation, certificate of designation, operating agreement, code of regulations, bylaws or other organizational document; or

(b)          The terms and conditions of any Material Contract;

in each case, in any respect materially adverse to the interests of the Lender, without the Lender's prior written consent.

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ARTICLE VIII
Events of Default and Remedies

Section 8.01         Events of Default. Each of the following events or conditions shall constitute an "Event of Default" (whether it shall be voluntary or involuntary or come about or be effected by any Requirement of Law or otherwise):

(a)          the Borrower fails to pay (x) any principal of the Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (y) any interest on the Loan, or any fee or other amount payable hereunder or under any other Loan Document when due;

(b)          any representation, warranty, certification or other statement of fact made by the Borrower herein or in any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder or in any certificate, document, report, financial statement or other document furnished by or on behalf of the Borrower under or in connection with this Agreement or any other Loan Document, proves to have been false or misleading in any material respect on or as of the date made;

(c)          the Borrower fails to perform or observe any covenant, term, condition or agreement contained in Section 6.03, Section 6.04(a), Section 6.09, Section 6.10, or Article 7;

(d)          the Borrower fails to perform or observe any other covenant, term, condition or agreement contained in this Agreement or any other Loan Document (other than as provided in subsections (a) through (c) of this Section 8.01), and such failure continues unremedied for a period of thirty days after written notice to the Borrower from the Lender;

(e)          The Borrower:

(i)          fails to pay any principal or interest in respect of any Debt (including any Guaranty Obligation, but excluding any Debt outstanding under this Agreement) when due and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt;

(ii)         fails to perform or observe any other covenant, term, condition or agreement relating to any such Debt or contained in any instrument or agreement evidencing or relating thereto, or any other event occurs or condition exists, the effect of which failure or other event or condition is to cause, or to permit the holder or beneficiary of such Debt (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice, if required, such Debt to become due prior to its stated maturity (or, in the case of any such Debt constituting a Guaranty Obligation, to become payable); or any such Debt is declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or as a mandatory prepayment), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof;

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(f)

(i)          The Borrower: (x) commences any case, proceeding or other action under any existing or future Debtor Relief Law, seeking (A) to have an order for relief entered with respect to it, or (B) to adjudicate it as bankrupt or insolvent, or (C) reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (D) appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or (y) makes a general assignment for the benefit of its creditors;

(ii)         there is commenced against the Borrower in a court of competent jurisdiction any case, proceeding or other action of a nature referred to in clause (i) above which (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged, unstayed or unbonded for thirty days;

(iii)        there is commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, stayed or bonded pending appeal within thirty days from the entry thereof;

(iv)        the Borrower is generally not, or is unable to, or admits in writing its inability to, pay its debts as they become due; or

(v)         the Borrower takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above.

(g)

(i)          any Person shall engage in any "prohibited transaction" (as defined in §406 of ERISA or §4975 of the Code) involving any Plan;

(ii)         any failure to satisfy the minimum funding standard (within the meaning of Sections §412 or §430 of the Code or §302 of ERISA) shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any ERISA Affiliate;

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(iii)        a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of trustee is likely to result in the termination of such Plan for purposes of Title IV of ERISA;

(iv)        any Single Employer Plan shall terminate for purposes of Title IV of ERISA; or

(v)         the Borrower or any ERISA Affiliate shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan.

and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would, in the Lender's reasonable judgment, reasonably be expected to have a Material Adverse Effect;

(h)          one or more final and non-appealable judgments or decrees is entered against the Borrower by a court of competent jurisdiction involving, in the aggregate, a liability (not paid or fully covered by insurance as to which the relevant insurance company has been notified and has not denied coverage, or for which the Borrower has not set aside adequate reserves on its balance sheet) in an amount in excess of $1,000,000 and all such judgments or decrees have not been vacated, discharged, stayed or bonded pending appeal within thirty days from the entry thereof;

(i)          there occurs in the reasonable judgment of the Lender a Material Adverse Effect.

Section 8.02         Remedies Upon Event of Default. If any Event of Default occurs and is continuing, then:

(a)          if such event is an Event of Default specified in Section 8.01(f) above with respect to the Borrower, the Loan (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable;

(b)          if such event is an Event of Default (other than an Event of Default under Section 8.01(f) ), any or all of the following actions may be taken:

(i)          the Lender may, by notice to the Borrower, declare the Loan (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable;

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(ii)         the Lender may exercise all rights and remedies available to it under any Loan Document; and

(iii)        the Lender, in its sole discretion and in one or more transactions following the procedures set forth in Exhibit 2 hereto, may convert any part of the amounts due and unpaid to Lender pursuant to the Loan and this Agreement to shares of common stock, $0.15 par value per share, of the Borrower for a conversion price of 95% of the previous day’s closing price on the NYSE MKT.

(c) all remedies hereunder are cumulative and the exercise of any remedy shall not constitute an election of remedies or foreclose the use of any other remedy so long as any amount remains payable to the Lender.

article ix
Miscellaneous

Section 9.01         Notices.

(a)          Except in the case of notices and other communications expressly permitted to be given by telephone (or by e-mail as provided in paragraph (b) below), all notices and other communications provided for herein shall be made in writing and mailed by certified or registered mail, delivered by hand or overnight courier service, or sent by facsimile as follows:

(i)          If to the Borrower, to it at 1375 East 9th Street, Suite 3100, Cleveland, Ohio 44114, Attention of James E. Sprague, CFO (Facsimile No. 216.938.7944; Telephone No. 216.202.1564), with a copy to Kohrman Jackson & Krantz LLP, 1375 East 9th Street, 29th Floor, Cleveland, Ohio 44114, Attention of Christopher J. Hubbert, Esq. (Facsimile No. 216.621.6536; Telephone No. 216.736.7215).

(ii)         If to the Lender, to it at 4838 Jenkins Avenue, North Charleston, SC 29405, Attention of Jay Tiedemann (Facsimile No. (843) 746-0095, Telephone No. (843) 744-5174); with a copy to Jeffrey Winkler (Facsimile No. (843) 746-0098; Telephone No. (843) 744-5174).

Notices mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received. Notices sent by facsimile during the recipient's normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient's business on the next Business Day).

(b)          Either party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other party.

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Section 9.02         Amendments and Waivers.

(a)          No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision of any Loan Document shall in any event be effective unless the same shall comply with paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

(b)          Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender, or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Lender and the Person or Persons that are parties thereto.

Section 9.03         Expenses; Indemnity; Damage Waiver.

(a)          The Borrower agrees to pay:

(i)          all reasonable out-of-pocket expenses incurred by the Lender and its agents, including the reasonable fees, charges and disbursements of counsel for the Lender, in connection with the preparation, negotiation, execution, delivery and administration of the Loan Documents and any amendments, waivers or other modifications of the provisions of any Loan Document and;

(ii)         all out-of-pocket expenses incurred by the Lender, including the reasonable fees, charges and disbursements of any counsel for the Lender, in connection with the enforcement or protection of its rights (i) in connection with the Loan Documents, including its rights under this Section 9.03, or (ii) in connection with the Loan issued under this Agreement, including all such out-of-pocket expenses incurred in connection with any restructuring, workout or negotiations in respect of the Loan Documents or such Loan.

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(b)          The Borrower agrees to indemnify and hold harmless the Lender and each of its Related Parties (each, an "Indemnified Party") from and against, any and all claims, damages, losses, liabilities and related expenses (including the reasonable fees, charges and expenses of any counsel for any Indemnified Party, and shall indemnify and hold harmless each Indemnified Party from all allocated costs of internal counsel for such Indemnified Party), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Borrower) other than such Indemnified Party and its Related Parties arising out of, in connection with, or by reason of:

(i)          the execution or delivery of any Loan Document or any agreement or instrument contemplated in any Loan Document, the performance by the parties thereto of their respective obligations under any Loan Document or the consummation of the transactions contemplated by the Loan Documents;

(ii)         the Loan or the actual or proposed use of the proceeds therefrom;

(iii)        any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related to the Borrower or any of its Subsidiaries in any way; or

(iv)        any actual or prospective claim, investigation, litigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnified Party is a party thereto. This Section 9.03 shall only apply to Taxes that represent losses, claims, damages or similar charges arising from a non-Tax claim.

(c)          The Borrower agrees, to the fullest extent permitted by applicable law, not to assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (including, without limitation, any loss of profits or anticipated savings), as opposed to actual or direct damages, resulting from this Agreement or any other Loan Document or arising out of such Indemnified Party's activities in connection herewith or therewith (whether before or after the Closing Date).

(d)          All amounts due under Section 9.03 shall be payable not later than ten Business Days after demand is made for payment by the Lender.

(e)          The Borrower agrees that neither it nor any of its Subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification or contribution could be sought under Section 9.03 (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding) without the prior written consent of the applicable Indemnified Party, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action or proceeding.

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Section 9.04         Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          The Lender may, at any time, without the consent of the Borrower, assign to one or more Eligible Assignees (as defined below) all or a portion of its rights and obligations under this Agreement. For purposes of this Agreement, "Eligible Assignee" means any Person other than a natural Person that is (i) an Affiliate of the Lender, (ii) a commercial bank, insurance company, investment or mutual fund or other Person that is an "accredited investor" (as defined in Regulation D under the Securities Act) or (iii) a corporate entity that possesses financial sophistication and standing similar to that of the Lender. Subject to notification of an assignment, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of the Lender under this Agreement, and the Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the Lender's rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01 and Section 9.03). The Borrower hereby agrees to execute any amendment and/or any other document that may be necessary to effectuate such an assignment, including an amendment to this Agreement to provide for multiple lenders and an administrative agent to act on behalf of such lenders. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations.

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Section 9.05         Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid. The provisions of Section 3.01 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan or the termination of this Agreement or any provision hereof.

Section 9.06         Counterparts; Integration; Effectiveness.

(a)          This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received a counterpart hereof executed by the Borrower. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic ("pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)          The words "execution," "signed," "signature," and words of similar import in any Loan Document shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 USC § 7001 et seq.), the Electronic Signatures and Records Act of 1999 (NY State Technology Law §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act.

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Section 9.07         Severability. If any term or provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision thereof or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify the applicable Loan Document so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.08         Governing Law; Jurisdiction; Consent to Service of Process.

(a)          This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of South Carolina, without regard to conflicts of laws principles.

(b)          The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind whatsoever, whether in law or equity, or whether in contract or tort or otherwise, against the Lender or any of its Related Parties in any way relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, in any forum other than the courts of the State of South Carolina sitting in Charleston County, and of the United States District Court of the District of South Carolina, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that any such action, litigation or proceeding may be brought in any such South Carolina State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

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(c)          The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any such court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          The Borrower irrevocably consents to the service of process in the manner provided for notices in Section 9.01 and agrees that nothing herein will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 9.09         Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY. EACH PARTY HERETO (A) CERTIFIES THAT NO AGENT, ATTORNEY, REPRESENTATIVE OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LITIGATION, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.10         Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.11         USA PATRIOT Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the "PATRIOT Act"), it may be required to obtain, verify, and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the PATRIOT Act, and the Borrower agrees to provide, or cause its Subsidiaries to provide, such information from time to time to the Lender.

Section 9.12         Public Announcements. Unless otherwise required by applicable law or stock exchange requirements, neither party shall make any public announcements or filings regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). The party proposing to make any announcement, including a filing with a Governmental Authority that will be accessible to the public, shall allow the other party to review the proposed announcement and comment thereon within a reasonable time prior to the release or filing of the announcement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GAS NATURAL INC.

By	/s/ James E. Sprague

Name: James E. Sprague
Title: Chief Financial Officer

NIL FUNDING CORPORATION

By	/s/ Jeffrey Winkler

Name: Jeffrey Winkler
Title: Authorized Officer

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EXHIBIT 1

Form of Promissory Note

April 15, 2016

FOR VALUE RECEIVED, the undersigned, Gas Natural Inc., an Ohio corporation (the "Borrower"), hereby promises to pay to the order of NIL Funding Corporation LLC (the "Lender") the Four Million Dollar ($4,000,000.00) principal amount of the Loan of the Lender outstanding from time to time in accordance with the provisions of the Loan Agreement, of even date hereof, between the Borrower and the Lender (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Loan Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Loan Agreement.

(a) The Borrower promises to pay interest on the unpaid principal amount of the Loan from the date of the Loan until such principal amount is paid in full, at the interest rates and at the times provided in the Loan Agreement.

(b) This Note is the Note referred to in the Loan Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of any Event of Default under the Loan Agreement, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Loan Agreement.

(c) The Loan made by the Lender may be evidenced by one or more records or accounts maintained by the Lender in the ordinary course of business as well as by this Note. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of the Loan and all payments made on the Loan; provided that any failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Note.

(d) The Borrower hereby waives diligence, presentment, demand, protest, notice of intent to accelerate, notice of acceleration, and any other notice of any kind. No failure on the part of the holder hereof to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or a consent thereto; nor shall a single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF SOUTH CAROLINA

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Gas Natural, Inc.

By

Name: James E. Sprague
Title: Chief Financial Officer

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EXHIBIT 2

Procedures for Conversion of Debt to Common Stock

Pursuant to the Loan Agreement dated April 15, 2016, between NIL Funding Corporation (the “Lender”) and Gas Natural Inc., (the “Borrower”) if there is an Event of Default, the Lender will have, as a nonexclusive remedy, the right to convert some or all of the amounts due and payable by the Borrower to the Lender to shares of common stock, $0.15 par value per share, of the Borrower. The procedures for the exercise of such right of conversion are set forth below. Except as may be specifically set forth in these procedures, capitalized terms used herein shall have the meanings set forth in the Loan Agreement.

1.          Before or promptly after the Closing Date, Borrower shall take all steps necessary to reserve 250,000 shares of its authorized but unissued common stock for issuance to the Lender upon one or more exercises of its conversion rights under Section 8.02 of the Loan Agreement (or such greater number as shall be requested by the Lender to enable it to fully exercise its conversion rights). The Borrower shall notify the Lender of the completion of such obligation.

2.          If the Lender chooses to exercise its right to acquire shares of the Borrower’s common stock by conversion of amounts due under the Loan Agreement, the Lender shall notify the Borrower by e-mail to jsprague@egas.net, with a copy to cjh@kjk.com, or other form of communication permitted by the Loan Agreement (each such notice an “Exercise Notice”). Each Exercise Notice shall contain: (a) the number of whole shares to be acquired; and (b) the date of the acquisition (the “Exercise Date”). No fractional shares may be acquired by conversion. Promptly upon receipt of an Exercise Notice, the Borrower shall list such shares for trading on the NYSE MKT.

3.          Further, upon receipt of an Exercise Notice the Borrower shall calculate the purchase price of the shares to be purchased by multiplying the number of shares by the dollar amount which is 95% of the closing price of Borrower common stock on the NYSE MKT for the business day preceding the Exercise Date (the “Purchase Price”). The Borrower shall reduce the amount it owes to Lender on account of the Loan by the amount of the Purchase Price, notify the Lender of the amount of the purchase price and cause the Borrower’s transfer agent to issue a certificate for the purchased shares to the Lender. For the avoidance of doubt, the Lender may exercise its right of conversion multiple times, with a separate Purchase Price for each conversion transaction.

4.          Certificates for shares purchased by conversion shall bear an appropriate legend restricting transfer of the shares represented thereby to transactions complying with applicable securities laws.

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